Exhibit 99

Contacts:

Pelican Financial, Inc. – Howard Nathan - P:734  662-9733

Washtenaw Mortgage – Robert Huffman – P:734 662-9733

Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

WASHTENAW MORTGAGE POSTS
RECORD MORTGAGE FUNDINGS	For Immediate Release

ANN ARBOR, Mich., May 5, 2003 – Washtenaw Mortgage Company, a leading wholesale mortgage company, posted record mortgage volume for April, Robert C. Huffman, president, announced today.

The Ann Arbor-based company is a subsidiary of Pelican Financial, Inc. (AMEX:PFI).

Washtenaw Mortgage says its April 2003 mortgage fundings soared 127% to $412 million from $183 million in April 2002.  Equally impressive and encouraging, Washtenaw’s pipeline of rate-lock commitments has swelled to approximately $363 million.  That’s a 52% increase from $239 million at year-end.  Mr. Huffman stressed that the majority of Washtenaw’s pending rate locks typically fund within two or three weeks, which bodes well for future closings.

Mr. Huffman said the solid results reflect the low interest-rate environment, technology, and the success of the Company’s geographic-diversification strategy.

“Interest rates have obviously buoyed the mortgage sector, sustaining demand for new and refinance mortgages.  In addition, because Washtenaw Mortgage is at the leading edge of technology with online underwriting, we’re able to significantly increase our volume of business without corresponding increases in cost. To close nearly 3,100 loans in one month with this small production staff is a tremendous accomplishment for our team. Everyone here deserves a pat on the back.

“Finally, the record performance for April reflects the success of our growth strategy. We have systematically expanded our broker network in the West and Southwest and those new high-growth regions now generate upwards of 19% of our volume.”

Pelican Financial, Inc. is the holding company for Washtenaw Mortgage Company, which is headquartered in Ann Arbor, Michigan, and Pelican National Bank of Naples, Florida. Founded in 1981, Washtenaw Mortgage Company is a leading wholesale mortgage company, operating in 41 states. Pelican National Bank, founded in 1997, is a full service community bank with branches in Naples, Fort Myers, and San Carlos, Florida.

more

Pelican Financial, Inc.

Washtenaw Mortgage Company

Record Mortgage Volume

Safe Harbor Provision. This news release contains forward-looking statements, pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available free via EDGAR. The Company assumes no obligation to update forward-looking statements.

###